Exhibit 10.1

December 14, 2021

Battery Future Acquisition Corp.

51 NW 26th Street, Suite 533

Miami, Florida 33127

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Battery Future Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Cantor Fitzgerald & Co., as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 34,500,000 of the Company’s units (including up to 4,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 13 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Battery Future Sponsor LLC (the “Sponsor”), Roth Capital Partners, LLC and its undersigned affiliates (collectively “Roth”), and the undersigned individuals and entities (each of the undersigned, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.

The Sponsor, Roth and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (a) vote any Ordinary Shares (as defined below) owned by it, him or her in favor of any proposed Business Combination and (b) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor, Roth and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.

2.

The Sponsor, Roth and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Charter”), the Sponsor, Roth and each Insider shall take all reasonable steps to cause the Company to (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ (as defined below) rights as shareholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (b) and (c) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor, Roth and each Insider agrees to not propose any amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor, Roth and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor, Roth and each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (A) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination, or (B) a shareholder vote to approve an amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsor, Roth, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.

During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor, Roth and each Insider shall not, without the prior written consent of the Representative, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Ordinary Shares (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (each of the actions described in clauses (a), (b) and (c), a “Transfer”). Each of the Insiders, Roth and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3, paragraph 7 or paragraph 8 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph 3 will not apply if the release or waiver is effected solely to permit a Transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer. In addition, during the period commencing on the date of commencement of sales of the Public Offering and ending 180 days after such date, Roth shall not sell, Transfer, assign, pledge or hypothecate any of its Founder Shares or Private Placement Warrants (or any Class A Ordinary Shares underlying the Private Placement Warrants), or subject any of such securities to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities, except as provided in FINRA Rule 5110(e)(1), which such restrictions shall not be subject to release or waiver, with or without the consent of the Representative.

4.

In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (a) any third party for services rendered or products sold to the Company or (b) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (i) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (A) $10.20 per Offering Share and (B) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (ii) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (iii) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.

To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 4,500,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares equal to 1,040,556 multiplied by a fraction, (a) the numerator of which is 4,500,000 minus the number of Units purchased by the Underwriters upon the exercise (or expiration, if the over-allotment option is not exercised) of their over-allotment option and (b) the denominator of which is 4,500,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying the Private Placement Warrants (as defined below)). The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will purchase or sell Units or effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the Initial Shareholders prior to the Public Offering at 20.0% of its issued and outstanding Ordinary Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (i) the references to 4,500,000 in the numerator and denominator of the formula in the first sentence of this paragraph 5 shall be changed to a number equal to 15% of the number of Public Shares included in the Units issued in the Public Offering and (ii) the reference to 1,040,556 in the formula set forth in the first sentence of this paragraph 5 shall be adjusted to such number of Founder Shares that the Sponsor would have to surrender to the Company in order for the Initial Shareholders to hold an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying the Warrants or Private Placement Warrants).

6.

(a) The Company’s officers and directors each hereby agree not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Exchange Act until the Company has entered into a definitive agreement regarding a Business Combination or the Company has failed to complete a Business Combination within the time period set forth in the Charter.

(b) The Sponsor, Roth and each Insider hereby agrees and acknowledges that (i) the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor, Roth or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7 and 8, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.

The Sponsor, Roth and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any Class A Ordinary Shares issuable upon conversion thereof) until the earlier of (a) one year after the completion of the Company’s initial Business Combination and (b) subsequent to the Business Combination, (i) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

8.

The Sponsor, Roth and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants or Extension Loan Warrants (or any Class A Ordinary Shares underlying the Private Placement Warrants or the Extension Loan Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

9.

Notwithstanding the provisions set forth in paragraphs 3, 7 and 8, Transfers of Founder Shares, Private Placement Warrants, Extension Loan Warrants and the Class A Ordinary Shares underlying the Private Placement Warrants and Extension Loan Warrants that are held by the Sponsor, Roth, any Insider or any of their Permitted Transferees (that have complied with this paragraph 9) are permitted: (a) to the Company’s officers or directors, any Affiliate or Immediate Family Member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their Affiliates; (b) to the officers or directors of Pala Investments Limited (“Pala”), any Affiliate or Immediate Family Member of any of Pala’s officers or directors, any Affiliate of Pala or to any equityholder of Pala or any of their Affiliates; (c) to the officers or directors of Roth, any Affiliate or Immediate Family Member of any of Roth’s officers or directors, any Affiliate of Roth or to any equityholder of Roth or any of their Affiliates; (d) in the case of an individual, by gift to any Immediate Family Member of such individual or to a trust, the beneficiary of which is an Immediate Family Member of such individual, an Affiliate of such individual or to a charitable organization; (e) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (f) in the case of an individual, pursuant to a qualified domestic relations order; (g) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (h) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (i) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (j) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination (each of the foregoing, a “Permitted Transferee”); provided, however, that in the case of clauses (a) through (f) or (h), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

10.

The Sponsor, Roth and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor, Roth and each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. The Sponsor, Roth and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (a) involving fraud, (b) relating to any financial transaction or handling of funds of another person, or (c) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

11.

Except as disclosed in the Prospectus, none of the Sponsor, any of its affiliates or any officer or director of the Company shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

12.

The Sponsor, Roth and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

13.

As used herein, (a) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (b) “Ordinary Shares” shall mean the Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”); (c) “Founder Shares” shall mean the 8,540,556 Class B Ordinary Shares issued and outstanding (up to 1,040,556 of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters), or the 8,625,000 Class B Ordinary Shares if the over-allotment option is exercised in full; (d) “Extension Loan Warrants” shall mean the warrants that may be issued to the Initial Shareholders or any of their affiliates or designees upon conversion of any extension loan the Initial Shareholders or their affiliates or designees may make to the Company if the Company extends the period of time it has to complete a Business Combination, as described in the Prospectus; (e) “Initial Shareholders” shall mean the Sponsor, Roth and any Insider that holds Founder Shares; (f) “Private Placement Warrants” shall mean the 14,500,000 warrants (or 16,300,000 warrants if the over-allotment option is exercised in full) that the Sponsor, the Representative, Roth and Pala have collectively agreed to purchase for an aggregate purchase price of $14,500,000 (or $16,300,000 if the over-allotment option is exercised in full) in a private placement that shall occur simultaneously with the consummation of the Public Offering; (g) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (h) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; (i) “Affiliate” shall mean, with respect to any specified Person or entity, any Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person and, with respect to a specified Person that is an individual, such Person’s Immediate Family Members (for purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise); (j) “Immediate Family Member” shall mean, with respect to any Person, his or her “Child” (defined as biological, adopted or foster child, legal ward or child of a Person or a Permitted Transferee standing in loco parentis), grandchild, spouse, domestic partner, parent or grandparent, or a Child or parent of such Person’s spouse or domestic partner, or sibling (including a half, adopted or step sibling), or any trust for the benefit of any of the foregoing Persons; and (k) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

14.

The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

15.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

16.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 16 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, Roth and each Insider and their respective successors, heirs and assigns and Permitted Transferees.

17.

Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and Permitted Transferees.

18.

This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

19.

This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

20.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

21.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

22.

This Letter Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Periods or (b) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by June 30, 2022; and provided further, that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely, BATTERY FUTURE SPONSOR LLC By: Battery Future Manager LLC, its manager

By:	/s/ Kristopher Salinger
Name: Kristopher Salinger
Title: Sole Member

By:	/s/ Simon Hay
Name: Simon Hay

By:	/s/ Jessica Fung
Name: Jessica Fung

By:	/s/ Erez Ichilov
Name: Erez Ichilov

By:	/s/ Natalia Streltsova
Name: Natalia Streltsova

By:	/s/ Adrian Griffin
Name: Adrian Griffin

By:	/s/ Greg Martyr
Name: Greg Martyr

By:	/s/ Josh Payne
Name: Josh Payne

By:	/s/ Nick O’Loughlin
Name: Nick O’Loughlin

By:	/s/ Kristopher Salinger
Name: Kristopher Salinger

PALA INVESTMENTS LIMITED

By:	/s/ John Nagulendran
Name: John Nagulendran
Title: Managing Director

[Signature Page to Letter Agreement]

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Gordon Roth
Name: Gordon Roth
Title: Chief Financial Officer

Acknowledged and Agreed:

BATTERY FUTURE ACQUISITION CORP.

By:	/s/ Kristopher Salinger
Name: Kristopher Salinger
Title: Chief Financial Officer

[Signature Page to Letter Agreement]